Exhibit 10.2
BAXTER INTERNATIONAL INC. AMENDED AND RESTATED 2021 INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Baxter International Inc., a Delaware corporation (the “Company”), pursuant to the Baxter International Inc. Amended and Restated 2021 Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”) the number of Restricted Stock Units set forth below (the “RSUs”). The RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”), the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:	[•]
Participant ID:	[•]
Date of Grant:	[•]
Number of RSUs:	[•]
Vesting Schedule:	[•]
Applicable Recoupment Policy:
The Baxter International Inc. Mandatory Clawback Policy shall apply to Participants who are Executive Officers in the case of a restatement, while the Baxter International Inc. Compensation Recoupment Policy shall apply to all Participants, inclusive of Executive Officers, in any circumstance in which the Compensation Recoupment Policy is applicable. Both polices are attached hereto as Exhibit B.

By accepting this Award electronically through the stock plan administrator’s online grant acceptance procedure, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, and the Grant Notice. If the Participant does not accept this Award through the online acceptance process, the Participant’s Award will be canceled, and the Participant will not be entitled to any benefits from the Award or to any compensation or benefits in lieu of the canceled Award. The Participant has reviewed the Agreement, the Plan, and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement, and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Grant Notice, or the Agreement.
If the Participant declines the Award, the Award will be canceled, and the Participant will not be entitled to any benefits from the Award or to any compensation or benefits in lieu of the canceled Award.

EXHIBIT A
RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to the Participant the number of RSUs set forth in the Grant Notice.
ARTICLE I.

GENERAL
Section 1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement:
(a)“Delivery Date” shall mean the date the Participant’s RSUs are settled in Shares, which shall be within a reasonable period of time following the Vesting Date and, in all cases, no later than 2 1/2 months following the applicable Vesting Date.
(b)“Employer” means the member of the Company Group that employs the
Participant.
(c)“Qualifying Retirement” shall mean a Termination of a Participant who is at least 65 years of age, or at least 55 years of age with at least 10 years of active continuous service with a member of the Company Group.
(d)“Trading Day” means a date Shares are traded on the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, a date the Shares are traded or reported by an applicable automated quotation system or such other exchange or automated quotation system, if applicable.
(e)“Vesting Date” means the applicable date(s) when the restrictions on the RSUs lapse as provided in the Grant Notice or Section 2.3 of this Agreement. If RSUs would become earned and vested on a date that is not a Trading Day, the next Trading Day shall be the Vesting Date.
Section 1.2 Incorporation of Terms of Plan. The RSUs and the shares of Common Stock issued to the Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement, the Grant Notice, and the Plan, which are incorporated herein by reference.

ARTICLE II.

AWARD OF RESTRICTED STOCK UNITS
Section 2.1 Award of RSUs. In consideration of the Participant’s continued employment with or service to a member of the Company Group, execution of the Agreement Regarding Competition and Protection of Proprietary Interests (attached as Exhibit C) or other restrictive covenants, and for other good and valuable consideration, effective as of the Date of Grant, the Company has granted to the Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan, and this Agreement, subject to adjustment as provided in Section 12 of the Plan. Except as otherwise provided herein, each RSU represents the right to receive one Share at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, the Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company.
Section 2.2 Vesting of RSUs. Subject to the Participant’s continued employment with or service to a member of the Company Group on each applicable Vesting Date and subject to the terms of this Agreement, the RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice or Section 2.3 of this Agreement.
Section 2.3 Impact of Termination on RSUs. In the event the Participant incurs a Termination prior to a Vesting Date set forth in the Grant Notice, then any unvested RSUs shall be canceled and forfeited, except as may be otherwise provided herein, in the Grant Notice, by the Committee or as set forth in a written agreement between the Participant and the Company or Employer. For the avoidance of doubt, a transfer of employment within the Company Group will not constitute a Termination.
(a)Qualifying Retirement. In the event the Participant incurs a Termination as a result of a Qualifying Retirement for any reason other than for Cause, or by reason of the Participant’s death or Disability, then (i) if the date of such Termination is after the calendar year of the Date of Grant, the RSUs will remain eligible for payout on the terms provided in the Grant Notice and Section 2.2, or (ii) if the date of such Termination is in the calendar year of the Date of Grant a pro-rata portion of the unvested RSUs shall remain eligible for payout on the terms provided in the Grant Notice and Section 2.2. For purposes of the foregoing, the pro-rata portion of the unvested RSUs shall be determined by multiplying (x) the Number of RSUs specified in the Grant Notice by (y) the percentage equal to the number of months worked in the applicable calendar year of the Date of Grant, rounded to the nearest whole month, divided by twelve (12).
(b)Death or Disability. In the event the Participant incurs a Termination as a result of the Participant’s death or Disability, any unvested RSUs shall vest as follows: (i) if the date of such Termination is after the calendar year of the Date of Grant, all unvested RSUs shall immediately vest, or
(ii) if the date of such Termination is in the calendar year of the Date of Grant, a pro-rata portion of the unvested RSUs shall immediately vest. For purposes of the foregoing, the pro-rata portion of the unvested RSUs that shall immediately vest shall be determined by multiplying (x) the Number of RSUs specified in the Grant Notice by (y) the percentage equal to the number of months worked in the applicable calendar year of the Date of Grant, rounded to the nearest whole month, divided by twelve (12).
(c)All Other Terminations. In the event the Participant incurs a Termination other than as set forth in Section 2.3(a) or Section 2.3(b), except as may be otherwise provided herein or by the Committee or as set forth in a written agreement between the Participant and the Company or Employer, the Participant shall immediately forfeit any and all RSUs granted under this Agreement that have not vested or do not vest on or prior to the date on which such Termination occurs, and the Participant’s rights in any such RSUs that are not so vested shall lapse and expire.

(d)Outside the United States. For purposes of this Agreement, if the Participant is employed or providing services outside the United States, the Committee (or its delegate) may determine that the date the Participant incurs a Termination shall mean the date the Participant is no longer actively providing services to a member of the Company Group (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction in which the Participant is employed or providing services or the terms of the Participant’s employment agreement, if any) and that the Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction in which the Participant is employed or providing service or the terms of the Participant’s employment or service agreement, if any); the Committee (or its delegate) shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the RSUs (including whether the Participant may still be considered to be providing services while on a leave of absence).
Section 2.4    Impact of a Change in Control on RSUs. In the event of a Change in Control, the treatment of RSUs shall be governed by Section 12(b) of the Plan.
Section 2.5    Settlement of RSUs.
(a)Except as otherwise provided herein (including Section 2.7), the Participant’s RSUs shall be settled in Shares (either in book-entry form or otherwise) on the Delivery Date applicable to the vested portion of the RSUs. Notwithstanding the foregoing, the Company may delay settlement of RSUs if it reasonably determines that such settlement will violate U.S. federal securities laws or any other applicable law, including non-U.S. laws, provided that such settlement shall be made at the earliest date at which the Company reasonably determines that the making of settlement will not cause such violation, as required by U.S. Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no settlement shall be delayed under this Section 2.5(a) if such delay will result in a violation of Code Section 409A.
(b)All distributions shall be made by the Company in the form of whole Shares. Any fractional share may be distributed in cash or, at the discretion of the Committee, withheld to account for Tax-Related Items (as defined in Section 2.7). The value of a fractional share shall be determined based on the Fair Market Value as of the date(s) the RSUs vest.
(c)Notwithstanding the foregoing, if the Participant is a resident or employed outside of the United States, the Company, in its sole discretion, may settle the RSUs in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under applicable law; (ii) would require the Participant or a member of the Company Group to obtain the approval of any governmental and/or regulatory body in the Participant’s country; (iii) would result in adverse tax consequences for the Participant or a member of the Company Group; or (iv) is administratively burdensome. Alternatively, the Company, in its sole discretion, may settle the RSUs in the form of Shares but require the Participant to sell such Shares immediately or within a specified period following the Participant’s Termination (in which case, this Agreement shall give the Company authorization to issue sales instructions on the Participant’s behalf).
(d)For the avoidance of doubt, this Award represents a right to receive Shares, and not a right to receive cash, and the Company shall only be authorized to deliver cash in settlement of all or any portion of the Award under the specific circumstances contemplated above in Section 2.5(b) and Section 2.5(c) or in connection with a transaction or event contemplated by Section 12 of the Plan.

Section 2.6 Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any U.S. state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency or non-U.S. regulatory agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable, and (d) the receipt of full payment of any applicable Tax-Related Items in accordance with Section 2.7 by the member of the Company Group with respect to which the applicable withholding obligation arises.
Section 2.7    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)The provisions of Section 14(e) of the Plan are incorporated herein by reference and made a part hereof. The Participant acknowledges that the Participant may be required to pay to the Company or, if different, the Employer, and that the Company, the Employer, or any Subsidiary shall have the right and are hereby authorized to withhold from any compensation or other amount owing to the Participant, applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax- related items (including taxes that are imposed on the Company or the Employer as a result of the Participant’s participation in the Plan but are deemed by the Company or the Employer to be an appropriate charge to the Participant) (collectively, “Tax-Related Items”), with respect to any issuance, transfer, or other taxable event under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such Tax-Related Items. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to the grant, vesting and/or settlement of the RSUs and the subsequent sale of Shares acquired upon settlement of the vested RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve a particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)The Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under the RSUs in satisfaction of any applicable tax withholding obligations, unless the Committee permits the Participant to elect to satisfy such obligations by (i) cash, wire transfer of immediately available funds or check; (ii) delivering Shares (which are not subject to any pledge or other security interest) that have been held by the Participant for not less than six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP) having a Fair Market Value equal to such withholding liability; or (iii) if approved by the Committee, by delivery of a written or electronic notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon settlement of the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate applicable tax withholding obligations; provided that payment of such proceeds is then made to the Company upon settlement of such sale in satisfaction of the applicable tax withholding obligations. Notwithstanding the foregoing, the Participant authorizes the Company to satisfy the applicable tax withholding obligations from proceeds of the sale of Shares issuable under the RSUs through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) and/or through withholding from any cash, other securities, or other property issuable or deliverable under any Award or from any compensation or other amounts owing to the Participant. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a Fair Market Value on the date of withholding no greater than the aggregate amount of such obligations based on the maximum individual statutory withholding rates or other rates that will not have a negative accounting impact in the Participant’s applicable jurisdictions for U.S. federal, state, local and non-U.S. income tax and payroll tax purposes that are applicable to such taxable income, and the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Participant acknowledges that, regardless of any action taken by the Company, the Employer, or any Subsidiary the ultimate liability for all Tax- Related Items, is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer.
(c)Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to, or to cause any such Shares to be held in book-entry form by, the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid the Tax-Related Items resulting from the grant, vesting or settlement of the RSUs or any other taxable event related to the RSUs.
Section 2.8 Rights as Stockholder. Neither the Participant nor any Person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to the Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares. From and after the Date of Grant and until the earlier of (a) the time when the Shares are delivered in settlement of the RSUs and (b) the time when the Participant’s right to receive Shares in settlement of the RSUs is forfeited, on the date that the Company pays a dividend (if any) to holders of Shares generally, the Participant shall be permitted to receive additional RSUs with respect to the RSUs based on the dividends and distributions paid on Shares to the same extent as if each RSU were a Share (the “Dividend Equivalent Units”). Such Dividend Equivalent Units (if any) shall be subject to the same terms and conditions, including payment timing, vesting and the obligation to satisfy any tax withholding obligations, in the same manner and at the same time as the RSUs to which the Dividend Equivalent Units relate. For the avoidance of doubt, Dividend Equivalent Units shall not be eligible for the crediting of dividend equivalents or otherwise.
ARTICLE III.

NATURE OF GRANT
Section 3.1 In accepting the grant of the RSUs, the Participant acknowledges, understands, and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of an award, or benefits in lieu of an award, even if RSUs have been granted in the past;
(c)all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)the Participant is voluntarily participating in the Plan;
(e)the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)the Plan is established, operated, and administered exclusively by the Company, and the RSUs are granted solely by the Company. Only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company and may not be raised against any Subsidiary of the Company. No Subsidiary of the Company has any obligation to make any payment of any kind under this Agreement;
(g)the RSUs, the Shares subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)unless otherwise agreed with the Company in writing, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary;
(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages shall arise from (i) the forfeiture of the RSUs resulting from the Participant’s Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) and / or (ii) the forfeiture or cancellation of the RSUs and/or recoupment of any Shares, cash, or other benefits acquired under the Plan resulting from the application of the Company’s recoupment policies as provided for in Section 5.12; and neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of RSUs or the subsequent sale of any Shares acquired upon settlement.
ARTICLE IV.

DATA PRIVACY
The Company is processing personal data of the Participant for purposes related to Plan administration services, based on the appropriate legal basis, depending on the Participant’s country, as stipulated in the HR Privacy Notice shared with the Participant and as in force. The Company further shares such data with its affiliates or processors, as appropriate, and only on a “need to know basis.” That may also include human resources personnel, certain executives, managers, and employees at other worldwide affiliates of the Company Group, who may have access to certain of the Participant’s personal data. Some of those recipients may be located or may have relevant operations outside of the Participant’s country, such as in the United States, where the data protection laws may not provide a level of protection equivalent to the laws of the Participant’s country. The Company implements the appropriate legal, technical, and organizational measures and mechanisms in this regard.
For further information about the HR Privacy Notice and the processing of the Participant’s data in relation to the Plan, the Participant may contact local HR or send an email to: privacy@baxter.com.

ARTICLE V.

OTHER PROVISIONS
Section 5.1 Administration. The Committee (and its delegates) shall have the power to interpret the Plan, the Grant Notice, and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice, and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon the Participant, the Company, and all other interested Persons. To the extent allowable pursuant to applicable law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice, or this Agreement.
Section 5.2 RSUs Not Transferable. The RSUs may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Committee, the RSUs may be transferred as described in Section 14(b)(ii) of the Plan, pursuant to any such conditions and procedures the Committee may require.
Section 5.3 Adjustments. The Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12 of the Plan.
Section 5.4 Cooperation; Repatriation and Compliance Obligations. The Participant agrees to cooperate with the Company and the Employer in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement. Further, the Participant agrees to repatriate all payments attributable to the RSUs in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Employer, the Company and its Subsidiaries as may be required to allow the Employer, the Company and its Subsidiaries to comply with applicable law in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions that may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules, and regulations in the Participant’s country of residence (and country of employment, if different).
Section 5.5 Non-U.S. Addendum. Notwithstanding any provisions in this Agreement to the contrary, the RSUs shall be subject to any terms and conditions set forth in the Non-U.S. Addendum to this Agreement for the Participant’s country of residence (and country of employment or service, if different). Moreover, if the Participant relocates to or otherwise becomes subject to the local laws, rules, and/or regulations in another country, any special terms and conditions for such country will apply to the Participant, to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). The Non-U.S. Addendum constitutes part of this Agreement.
Section 5.6 Notices. For the purpose of the Plan and this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid (or similar foreign postal service), addressed to the Plan to the General Counsel, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, USA and to the Participant to the address set forth in the Company’s payroll records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
Section 5.7 Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines, in its sole discretion, it is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
Section 5.8 Language. The Participant acknowledges that the Participant is proficient in the English language or has consulted with an advisor who is proficient in the English language, so as to enable the Participant to understand the provisions of this Agreement and the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
Section 5.9 Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
Section 5.10 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 5.11 Governing Law; Venue. Except to the extent preempted by US federal law, the laws of the State of Illinois, USA shall govern the interpretation, validity, administration, enforcement, and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. For any legal action relating to this Agreement, the parties to this Agreement consent to the exclusive jurisdiction and venue of the federal courts in Chicago, Illinois.
Section 5.12 Repayment of Proceeds; Clawback and Offset Policy. The Shares underlying the RSUs and all proceeds related to such Shares are subject to the Company’s Compensation Recoupment Policy and/or Mandatory Clawback Policy, as applicable, and as specified in the Grant Notice, which are attached to the Grant Notice as Exhibit B.
Additionally, where applicable, if (i) the Participant’s employment with the Company Group terminates for any reason and (ii) such Participant violates (either during and/or after employment with the Company Group) the terms of the Participant’s Competition and Protection of Proprietary Interests Agreement as described in and required by Exhibit C, or any other restrictive covenant between Participant and Company Group where applicable, then any Awards that have not vested or are not exercisable as of the Termination date (including any Awards that would later be settled as a result of a Qualifying Retirement) shall be cancelled and shall not vest, be settled or be exercisable. Furthermore, any Awards that have vested or became exercisable within the 12 months preceding the Termination date shall be forfeited and shall be returned to the Company, and any Awards that vested after the Termination date as a result of a Qualifying Retirement shall be forfeited. If the Participant has exercised any such Awards or sold any Shares underlying Awards, then the Participant shall make a cash payment to the Company in an amount equal to the amount of the net gain recognized from the exercise of such Awards or sale of such Shares within 30 business days of written notice by the Company to the Participant.
Section 5.13 Conformity to Securities Laws. The Participant acknowledges that the Plan, the Grant Notice, and this Agreement, are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and other applicable securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to applicable laws. To the extent permitted by applicable laws, the Plan, the Grant Notice, and this Agreement, shall be deemed amended to the extent necessary to conform to applicable laws.
Section 5.14 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of the Participant.
Section 5.15 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.2 of this Agreement and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
Section 5.16 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs, the Grant Notice, and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable laws, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
Section 5.17 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee of any member of the Company Group or shall interfere with or restrict in any way the rights of any member of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of the Participant at any time for any reason whatsoever, with or without cause, except to the extent (i) expressly provided otherwise in a written agreement between a Member of the Company Group and the Participant or (ii) where such provisions are not consistent with applicable foreign or local laws, in which case such applicable foreign or local laws shall control.
Section 5.18 Entire Agreement. The Plan, the Grant Notice, and this Agreement (including the Addenda attached hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. Except as specifically provided in the Grant Notice or this Agreement, in the event of any inconsistency between the Plan, the Grant Notice or this Agreement, the Plan will control.

Section 5.19 Code Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or otherwise exempt. The Company may unilaterally amend the terms of this Agreement (or the Plan) to avoid the application of, or to comply with, Code Section 409A, in a particular circumstance or as necessary or desirable to satisfy any of the requirements under Code Section 409A or to mitigate any additional tax, interest and/or penalties that may apply under Code Section 409A if exemption or compliance is not practicable, but the Company or the Participant shall not be under any obligation to make any such amendment. Nothing in this Agreement (or the Plan) shall provide a basis for any person to take action against the Company or any Subsidiary based on matters covered by Code Section 409A, including the tax treatment of any amount paid under the Agreement, and neither the Company nor any of its Subsidiaries shall under any circumstances have any liability to the Participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Code Section 409A.
Without limiting the generality of the foregoing and anything in the Agreement to the contrary notwithstanding, if RSUs payable on or by reference to the timing of the Participant’s Termination constitute non-qualified deferred compensation subject to Section 409A, as determined in the Company’s sole discretion, such RSUs shall not be paid unless and until the Participant experiences a “separation from service” (within the meaning of Code Section 409A), and if the Participant is a “specified employee” (within the meaning of Code Section 409A) as of the date of the separation from service (as determined in accordance with the methodology established by the Company as in effect on the date of Termination), shall instead be paid to the Participant on the first business day that immediately follows the earlier of (i) the date that is six (6) months following the date of the Participant’s separation from service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).
Section 5.20 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
Section 5.21 Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs.
Section 5.22 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.
Section 5.23 Private Offering. If the Participant is a resident outside the United States, the grant of the RSUs is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus, or other filing with the local securities authorities with respect to the grant of the RSUs unless otherwise required under local law. No employee of the Company is permitted to advise the Participant on whether the Participant should acquire Shares under the Plan or provide the Participant with any legal, tax or financial advice with respect to the grant of the RSUs. Investment in Shares involves a degree of risk. Before deciding to acquire Shares pursuant to the RSUs, the Participant should carefully consider all risk factors and tax considerations relevant to the acquisition of Shares under the Plan or the disposition of them. Further, the Participant should carefully review all of the materials related to the RSUs and the Plan, and the Participant should consult with the Participant’s personal legal, tax and financial advisors for professional advice in relation to the Participant’s personal circumstances.
Section 5.24 Exchange Control, Foreign Asset/Account and/or Tax Reporting. The Participant acknowledges that there may be certain exchange control, foreign asset/account and/or tax reporting requirements that may affect the Participant’s ability to acquire or hold Shares or cash received from participating in the Plan (including the receipt of any dividends paid on Shares and the proceeds from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to the Participant’s country within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to comply with such regulations and that the Participant should speak to the Participant’s personal advisor on this matter.
Section 5.25 Insider Trading/Market Abuse. The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions, including the United States, the Participant’s country and the designated broker’s country (including any Company Group securities trading policy), which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., the RSUs) or rights linked to the value of Shares under the Plan during such times that the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions and that the Participant should speak to the Participant’s personal advisor on this matter.
Section 5.26 Waiver. The waiver by the Company with respect to the Participant’s (or any other participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
Section 5.27 Consent and Agreement with Respect to Plan. The Participant (a) acknowledges that a copy of the Plan and the U.S. prospectus for the Plan has been available to the Participant;(b) represents that the Participant has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of the Participant’s choice prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan; (c) accepts the RSUs subject to all of the terms and provisions thereof; and (d) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

Company:	Participant:

Title: Vice President, Total Rewards

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